As filed with the Securities and Exchange Commission on July 24, 2007.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	58-2107916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(Address of Principal Executive Offices)

Security Bank Corporation 2007 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

H. Averett Walker Security Bank Corporation 4219 Forsyth Road Macon, GA 31210 (478) 722-6200 (Name, Address and Telephone Number of Agent for Service)	Copy to: Michael Stevens Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 (404) 881-7970

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $1.00 per share	324,482	(1)	$18.88	(2)	$6,126,220	(2)	$188.07
Common Stock, par value $1.00 per share	675,518	(1)	$20.92	(3)	$14,131,837	(3)	$433.85
Total	1,000,000						$621.92

(1)	Amount to be registered consists of an aggregate of 1,000,000 shares to be issued pursuant to the grant or exercise of awards to participants under the Security Bank Corporation 2007 Omnibus Long-Term Incentive Plan (the “2007 Plan”), including 675,518 shares that are subject to previously-granted awards. This registration statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2007 Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Security Bank Corporation common stock reported on the NASDAQ Global Select Market on July 19, 2007.

(3)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the offering price or weighted average exercise price of previously-granted awards.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The 2007 Plan prospectus, which constitutes Part I of this Registration Statement, will be delivered to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The 2007 Plan prospectus and the documents incorporated by reference in this registration statement (the “Registration Statement”) pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Security Bank Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to James R. McLemore, at the address and telephone number on the cover of this Registration Statement.

PART II    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006;

(c) The description of the Company’s common stock set forth in the Company’s registration statement on Form 8-A (SEC File No. 000-23261) and any amendment or report filed for the purpose of updating such description; and

(d) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

The articles of incorporation of the Company, as amended, provide that the Company may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code. Article Nine of the Company’s bylaws provides that the Company may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of the Company, or by reason of such person serving, at the request of the Company, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, the Company will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the Company, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of the Company. In addition, the Company will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of the Company; or (c) a majority of disinterested directors then in office.

Article Nine of the Company’s bylaws further authorizes the Company, upon approval by its board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to the Company that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under the Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Macon, state of Georgia, on this 17th day of July, 2007.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Averett Walker and James R. McLemore, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, June lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ H. Averett Walker	President, Chief Executive Officer and Director	July 17, 2007
H. Averett Walker	(Principal Executive Officer)

/s/ James R. McLemore	Chief Financial Officer	July 17, 2007
James R. McLemore	(Principal Financial and Accounting Officer)

/s/ Edward M. Beckham, II	Vice Chairman of the Board of Directors	July 17, 2007
Edward M. Beckham, II

/s/ Alford C. Bridges	Chairman of the Board of Directors	July 17, 2007
Alford C. Bridges

/s/ Frank H. Childs, Jr.	Director	July 17, 2007
Frank H. Childs, Jr.

/s/ Thad G. Childs, Jr.	Director	July 17, 2007
Thad G. Childs, Jr.

/s/ Benjamin W. Griffith, III	Director	July 17, 2007
Benjamin W. Griffith, III

/s/ Ruthie G. McMichael	Director	July 17, 2007
Ruthie G. McMichael

/s/ Robert T. Mullis	Director	July 17, 2007
Robert T. Mullis

/s/ Ben G. Porter	Director	July 17, 2007
Ben G. Porter

/s/ John W. Ramsey	Director	July 17, 2007
John W. Ramsey

/s/ T. Kevin Reece	Director	July 17, 2007
T. Kevin Reece

/s/ Robert M. Stalnaker	Director	July 17, 2007
Robert M. Stalnaker

/s/ H. Cullen Talton, Jr.	Director	July 17, 2007
H. Cullen Talton, Jr.

/s/ Joe E. Timberlake, III	Director	July 17, 2007
Joe E. Timberlake, III

/s/ Larry C. Walker	Director	July 17, 2007
Larry C. Walker

/s/ Richard W. White	Director	July 17, 2007
Richard W. White

/s/ James R. Williams	Director	July 17, 2007
James R. Williams

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K (File No. 000-23261) filed with the Commission on May 16, 2007).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

24.1	Powers of Attorney of directors of the Company (included on the signature page hereof).